EZCORP ANNOUNCES AGREEMENT TO ACQUIRE 53 PAWN STORES IN MEXICO
AUSTIN, Texas, September 11, 2024 — EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced today that it has entered into a definitive agreement to acquire 53 pawn stores in Mexico.
The seller, Presta Dinero, S.A. de C.V. and doing business as “Auto Dinero,” currently operates across 21 states in Mexico and specializes in two types of auto pawn transactions – auto (vehicle) pawn, where the pawnbroker takes possession of the vehicle, and title pawn, where the vehicle title document is pawned, allowing the customer to retain use of their vehicle while repaying the pawn transaction. Auto Dinero was founded in 2005 by Jorge Hernandez, an outstanding pawn executive with extensive experience in the industry, who will join EZCORP as a result of the transaction.
Lachie Given, EZCORP Chief Executive Officer, stated: “We are excited about our continued expansion in Mexico, where we are delivering significant growth. Auto pawn is a burgeoning segment of the pawn industry in Mexico, where vehicle ownership is on the rise. This exciting acquisition provides us with further geographic expansion in one of our core markets and leverages a strong local brand. It also realizes the strategic benefits of diversifying our product suite within pawn using much higher-value collateral, attracting a new customer demographic to our business, and enhancing our leadership team.”
The purchase agreement was entered into on September 10, 2024, and subject to customary closing conditions, the transaction is expected to close on or before October 31, 2024.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the Company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the Company's strategy, initiatives and future performance, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with the COVID-19 pandemic. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-

looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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Investor Relations Contact:
Sean Mansouri, CFA
Elevate IR
EZPW@elevate-ir.com
(720) 330-2829